Exhibit 99.1

Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782

DATE: March 8, 2018

MEDIA CONTACT:	INVESTOR CONTACT:
Keith Isbell (918) 573-7308	Brett Krieg (918) 573-4614

Williams Partners’ Transco Initiates Private Debt Issuance

TULSA, Okla. – Transcontinental Gas Pipe Line Company, LLC (“Transco”), a wholly owned subsidiary of Williams Partners L.P. (NYSE: WPZ), announced today that it is offering senior notes due 2028 and senior notes due 2048 to certain institutional investors. The notes will be offered pursuant to certain exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”).

Transco intends to use the net proceeds from the offering to repay indebtedness, including Transco’s $250 million of 6.05% senior notes due 2018 upon their maturity on June 15, 2018, and for general corporate purposes, including the funding of capital expenditures.

The offering of the notes has not been registered under the Securities Act or applicable state securities laws. The notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the notes described in this press release, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Williams Partners

Williams Partners is an industry-leading, large-cap natural gas infrastructure master limited partnership with a strong growth outlook and major positions in key U.S. supply basins. Williams Partners has operations across the natural gas value chain including gathering, processing and interstate transportation of natural gas and natural gas liquids. Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. Tulsa, Okla.-based Williams (NYSE: WMB), a premier provider of large-scale U.S. natural gas infrastructure, owns approximately 74 percent of Williams Partners.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Transco believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in Transco’s annual and quarterly reports filed with the Securities and Exchange Commission.

Contact:

Williams Partners L.P.

Media Contact:

Keith Isbell, 918-573-7308

or

Investor Contact:

Brett Krieg, 918-573-4614